Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

JurchisonS@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

ANNAPOLIS, MD — May 13, 2008 — PharmAthene, Inc. (Amex: PIP) a biodefense company developing medical countermeasures against biological and chemical threats, today reported  financial results for the first quarter ended March 31, 2008.

“The first quarter was a particularly productive and exciting time for our Company.  With the acquisition of Avecia’s biodefense vaccines portfolio, completed on April 2, 2008, PharmAthene made substantial progress advancing our mission of becoming a premier biodefense company with industry-leading capabilities and a diversified portfolio of best-in-class, next generation products,” commented David P. Wright, President and Chief Executive Officer.

“We have sought first to understand the needs of our customer — the government, and then identify and acquire the very best products to meet those requirements.  By adhering to this strategy we have built a diversified biodefense portfolio that includes novel, next generation rPA anthrax vaccines, an anthrax anti-toxin, Valortim™, a chemical nerve agent bioscavenger, Protexia®, and a novel dual antigen plague vaccine.  Many of these programs are poised to achieve important milestones this year, which have the potential to create significant value for our stockholders,” said Mr. Wright.

In 2008, PharmAthene expects to:

•                  Submit a response to a Request for Proposals (RFP) issued by the Department of Health and Human Services (DHHS) for procurement consideration of PharmAthene’s second generation rPA anthrax vaccine.  The RFP has a requirement to procure 25 million doses of rPA anthrax vaccine.

•                  File an Investigational New Drug Application for Protexia®, and commence the first Phase I safety study in humans, which is expected to be completed early next year.

Financial Results

PharmAthene received revenues of $5.8 million for the three months ended March 31, 2008 compared to $3.0 million for the same period in 2007.  These revenues consist primarily of contract and grant funding from the U.S. government for the development of the Company’s chemical nerve agent prophylaxis, Protexia®.

PharmAthene’s research and development expenses were $5.9 million and $3.1 million for the three months ended March 31, 2008 and 2007, respectively.  These expenses resulted primarily from research and development activities related to the development of Valortim™ for protection against and treatment of inhalation anthrax, and the development of Protexia® for treatment of nerve agent poisoning.  Research and development expense increased $2.8 million for the three months ended March 31, 2008 as compared to the same period in 2007, primarily as a result of increased process development and manufacturing activities for both Valortim™ and Protexia®, and employee-related expenses including stock compensation expense.

General and administrative expenses for the Company were $4.7 million and $2.5 million respectively, for the three months ended March 31, 2008 and 2007.  Expenses associated with general and administrative functions for the Company increased $2.2 million primarily due to increased employee costs, increased stock compensation expense and additional costs associated with the Company’s compliance and legal functions.

PharmAthene’s net loss for the first quarter of 2008 was $5.0 million or $0.23 per share.

As of March 31, 2008, available cash, cash equivalents and short term investments were $25.7 million, after giving effect to $20.0 million in restricted cash.

Conference Call Information

PharmAthene management will host a conference call to discuss the Company’s first quarter 2008 financial results on Tuesday, May 13, 2008 beginning at 4:30 p.m. E.T.  The dial-in number within the United States is 866-770-7129. The dial-in number for international callers is 617-213-8067.  The participant passcode is 26177716.

Conference Call Replay

A replay of the conference call will be available for 30 days, beginning at approximately 6:30 p.m. E.T. May 13, 2008 until approximately 11:50 p.m. E.T. June 13, 2008.  The dial-in number from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 15975144.

Webcast

The conference call will also be webcast and can be accessed from the company’s website at www.pharmathene.com.  A link to the webcast may be found on both the Home Page and also under the Investor Relations section of the website.  The webcast will be available for 30 days, or until June 13, 2008.

About PharmAthene, Inc.

PharmAthene’s (AMEX:PIP) mission is to be the premier company worldwide specializing in the development and commercialization of therapeutic and prophylactic products for defense against biological and chemical threats.  Since its inception, PharmAthene has pursued an acquisitive growth strategy focused on high priority, next generation biodefense products that are in a class of products the government has expressed a clear need and intent to procure.  PharmAthene’s portfolio currently includes five biodefense medical countermeasures: Recombinant Protective Antigen (rPA) anthrax vaccine; Valortim™, an anthrax anti-toxin therapeutic which is being co-developed with Medarex; Protexia® a novel recombinant bioscavenger to prevent and treat organophosphorous nerve agent poisoning; RypVax™, a recombinant dual antigen plague vaccine; and finally, third generation rPA anthrax vaccine technology. For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters described in this press release may constitute forward-looking statements which are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions and relate to, among other things, the ability of the Company to achieve milestones or to create value for its stockholders.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations or beliefs of management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, but not limited to, risks associated with obtaining regulatory approvals, unforeseen technical difficulties, dependencies on certain customers or products, market acceptance and competition, ability to receive grant and contract revenue and procurement funding, ability to identify any additional strategic acquisitions or other opportunities to accelerate growth, cash at the end of the year, as well as other risks described in the Company’s filings with the Securities and Exchange Commission, in conference calls and in other communications.

PharmAthene Inc

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$19,239,265	$40,582,643
Restricted cash	5,000,000	—
Short-term investments	6,415,735	12,153,945
Accounts receivable	6,562,753	5,245,763
Prepaid expenses	1,068,407	476,511
Other current assets	254,197	15,783
Total current assets	38,540,357	58,474,645

Long term restricted cash	15,000,000	—
Property and equipment, net	6,288,751	6,571,024
Patents, net	1,221,809	1,312,991
Other long term assets	183,588	183,588
Deferred costs	988,650	68,884
Total assets	$62,223,155	$66,611,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,434,184	$1,393,664
Accrued expenses and other liabilities	4,296,922	3,602,886
Current portion of long term debt	4,000,000	4,000,000
Total current liabilities	9,731,106	8,996,550

Other long term liabilities	376,501	374,040
Long term debt	15,994,706	16,668,458
Total liabilities	26,102,313	26,039,048

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,138,723 and 22,087,121 shares issued and outstanding; respectively, at March 31, 2008 and December 31, 2007	2,209	2,209
Additional paid-in capital	127,278,108	126,490,647
Accumulated other comprehensive income	1,260,704	1,481,779
Accumulated deficit	(92,420,179)	(87,402,551)
Total stockholders’ equity	36,120,842	40,572,084
Total liabilities and stockholders’ equity	$62,223,155	$66,611,132

PharmAthene, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2008	2007
	(unaudited)
Contract and grant revenue	$5,819,054	$2,961,759
Other revenue	21,151	7,000
	5,840,205	2,968,759

Operating expenses:
Research and development	5,877,055	3,091,604
General and administrative	4,678,723	2,479,825
Depreciation and amortization	196,103	147,133
Total operating expenses	10,751,881	5,718,562

Loss from operations	(4,911,676)	(2,749,803)
Other income (expense):
Interest income	471,765	55,616
Interest expense	(666,997)	(241,781)
Change in market value of derivative instruments	89,280	7,626
Total other expense	(105,952)	(178,539)

Net loss	(5,017,628)	(2,928,342)
Accretion of redeemable convertible preferred stock to redemptive value	—	(1,732,275)
Net loss attributable to common shareholders	$(5,017,628)	$(4,660,617)
Basic and diluted net loss per share	$(0.23)	$(7.50)
Weighted average shares used in calculation of basic and diluted net loss per share	22,087,121	621,298

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